EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2026 Results

EDINBURG, Va., Oct. 28, 2026 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced third quarter 2026 financial and operating results.

Third Quarter 2026 Highlights

  Glo Fiber Expansion Markets revenue grew 32.2% year over year to $28.2 million.
  Total revenue increased 4.6% year over year to $93.9 million.
  Net loss was $9.2 million compared to $9.4 million in the third quarter of 2025.
  Adjusted EBITDA1 grew 11.8% year over year to $33.2 million.

“We continue to see strong momentum across our fiber businesses, surpassing 500,000 Glo Fiber passings and delivering a record 8,600 Glo Fiber net additions in the third quarter,” said Ed McKay, President and CEO. “Fiber revenue grew nearly 20% and now represents 52% of total revenue, while Adjusted EBITDA increased 11.8%. With our major construction programs nearing completion, we are entering the next phase of our fiber-first strategy focused on customer growth, operating leverage and cash generation.”

Shentel’s third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, October 28, 2026. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Third Quarter 2026 Results Compared with Third Quarter 2025

  Residential & SMB - Glo Fiber Expansion Markets2 revenue (30.0% of total) increased $6.9 million, or 32.2%, primarily due to a 31.8% increase in data revenue generating units (“RGUs”) driven by the Company’s increase in penetration rates and increase in passings.
  Residential & SMB - Incumbent Broadband Markets3 revenue (41.6% of total) decreased $2.8 million, or 6.8%, due to lower video and data revenue. Video revenue declined due to a 13.0% decrease in video RGUs as customers switched to streaming video services. Data revenue declined primarily due to a 3.0% decline in data ARPU, driven in part by our rate card in markets where we face a fixed broadband competitor and in part due to our recently implemented rate card in lower demographic markets experiencing softer demand.
  Commercial Fiber revenue (22.5% of total) increased $1.2 million, or 5.9%, due to increases in recurring revenue from additional circuit services sold to both new and existing customers.
  RLEC & Other revenue (5.9% of total) decreased $1.1 million, or 16.1%, primarily due to a 35.5% decrease in DSL RGUs and, to a lesser extent, a decrease in government support revenue.
  Cost of services increased by $0.5 million, or 1.7%, partially due to increased building & fleet maintenance and fuel expenses as well as increased pole attachment rent expense from expansion of the Glo Fiber network and regulatory fees with the growth in customers.
  Selling, general and administrative expense decreased by $0.6 million, or (2.1)%. The decrease was partially due to lower advertising and stock compensation expense, offset in part by higher operating and property taxes, software maintenance expenses, and payroll related expenses.
  Restructuring, integration and acquisition expense decreased by $0.1 million. The decrease was primarily due to transaction fees incurred in the prior year that did not recur in 2026.
  Depreciation and amortization decreased by $0.8 million, or 2.3%. The decrease was primarily due to a $3.2 million decline in write-offs, partially offset by new depreciation associated with assets placed in service as part of the continued expansion of the Glo Fiber network.

Other Information

  Capital expenditures were $215.0 million for the nine months ended September 30, 2026, compared with $251.5 million for the nine months ended September 30, 2025. The $36.5 million decrease was primarily driven by the substantial completion of government grant construction projects in Incumbent Broadband Markets.
  The Company received $22.1 million and $39.9 million in government grant cash receipts (exclusive of indirect cost reimbursements) during the nine months ended September 30, 2026 and 2025, respectively.
  As of September 30, 2026, the Company’s total available liquidity was $138.6 million, consisting of (i) unrestricted cash and cash equivalents totaling $18.6 million; (ii) restricted cash as required by the ABS Indenture totaling $27.0 million; (iii) $49.8 million of availability under Shentel Broadband’s Revolving Credit Facility; (iv) $16.3 million under Shentel Issuer’s Variable Funding Note (“VFN”); and (v) an aggregate of $26.9 million remaining reimbursements available under government grants, subject to fulfilling the terms of the underlying agreements. In addition, the Company has $84.2 million of VFN commitments that are not available to draw as of September 30, 2026. The available capacity of the VFN will increase based on the secured fiber network revenue growth from the ABS Entities multiplied by (i) a margin as defined in the ABS Indenture and (ii) a 6.25x multiple.
  As previously reported, the Company announced a reduction in force of approximately 10% of its employees to align the business with the end of the Glo Fiber construction phase, which is expected to be substantially complete by the end of 2026. The Company expects to save approximately $12.3 million annually beginning in 2027 with approximately half of the savings impacting operating expenses and half impacting capitalized labor that is included in capital expenditures. The Company expects to incur approximately $2.5 million in restructuring costs to achieve these savings. During the nine months ended September 30, 2026, Shentel incurred $2.3 million in severance expense, included in restructuring, integration and acquisition expense in the condensed consolidated statements of operations, and made $0.5 million of severance payments.

Updated 2026 Financial Outlook

Revenue and Adjusted EBITDA guidance remain unchanged.   The Company is updating its 2026 capital expenditure guidance, net of government grant reimbursements, to $255 million to $275 million, compared to its previous guidance of $220 million to $250 million. The revised outlook reflects both a projected increase in Glo Fiber homes passed from 510,000 to 517,000 by the end of 2026 as well as changes in the timing of some subsidy reimbursements, which are now projected to extend into 2027. The Company continues to expect to be substantially complete with its planned network expansion projects by the end of 2026.

	Year Ending December 31, 2026	Year Ended December 31	% Change 2025 to 202
(dollars in millions)	Guidance Range	2025	Midpoint
Total Revenue	$370 - $377	$358	4.4%
Adjusted EBITDA[1]	$131 - $136	$119	12.1%
Capital Expenditures, net of government grant reimbursements	$255 - $275	$296	(10.6)%

1 Further clarification and explanation of this non-GAAP measure can be found in the “Non-GAAP Financial Measures” section of this release below.

The 2026 financial guidance presented above does not reflect any assumptions regarding the potential impacts of ongoing global geopolitical conflicts or the evolving tariff environment. The Company does not provide a reconciliation for Adjusted EBITDA forecasts (which represent forecasts of a non-GAAP financial measure) because it cannot predict the special items that could arise without unreasonable effort.

Earnings Call Webcast

Date: Wednesday, October 28, 2026
Time: 8:30 a.m. ET
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dedicated internet access, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 20,000 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements and projections about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, changes in overall economic conditions including ongoing geopolitical conflicts, rising inflation, changes in tariffs, new or changing regulatory requirements, uncertainty arising from U.S. government budgetary, funding, regulatory, administrative, or policy developments changes in technologies, changes in competition, changing demand for our products and services, our ability to execute our business strategies, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Lucas Binder
Vice President of Corporate Finance
540-984-4800
Lucas.Binder@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Residential & SMB - Incumbent Broadband Markets[1]	$39,103	$41,935	$120,528	$128,131
Residential & SMB - Glo Fiber Expansion Markets[2]	28,166	21,305	79,283	59,545
Commercial Fiber	21,126	19,957	63,054	59,052
RLEC & Other	5,539	6,599	16,684	19,534
Service revenue and other	93,934	89,796	279,549	266,262
Operating expenses:
Cost of services, exclusive of depreciation and amortization	32,919	32,384	97,446	98,038
Selling, general and administrative	29,153	29,791	93,562	90,526
Restructuring, integration and acquisition	152	293	2,726	1,009
Depreciation and amortization	33,687	34,492	99,277	99,053
Total operating expenses	95,911	96,960	293,011	288,626
Operating loss	(1,977)	(7,164)	(13,462)	(22,364)
Other (expense) income:
Interest expense	(10,497)	(6,789)	(29,628)	(17,684)
Other income, net	246	1,589	763	5,337
Loss before income taxes	(12,228)	(12,364)	(42,327)	(34,711)
Income tax benefit	(3,048)	(2,974)	(9,697)	(7,141)
Net loss	(9,180)	(9,390)	(32,630)	(27,570)
Dividends on redeemable noncontrolling interest	1,633	1,523	4,815	4,492
Net loss attributable to common shareholders	$(10,813)	$(10,913)	$(37,445)	$(32,062)

Net loss per share attributable to common shareholders, basic and diluted:
Net loss per share	$(0.19)	$(0.20)	$(0.67)	$(0.58)

Weighted average shares outstanding	55,814	55,150	55,715	55,083

_______________________________________________________

  Revenue from residential and small and medium business (“SMB”) customers in Incumbent Broadband Markets is primarily earned through the Company’s provision of data, video and voice services over primarily hybrid fiber coaxial cable and to a lesser extent FTTH networks in incumbent markets.
  Revenue from residential and SMB customers in Glo Fiber Expansion Markets is primarily earned through the Company’s provision of data, video and voice services over FTTH networks in new greenfield expansion markets.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$18,647	$27,259
Restricted cash and cash equivalents	27,009	20,945
Accounts receivable, net of allowance for credit losses of $1,389 and $829, respectively	22,385	31,497
Income taxes receivable	3,447	2,544
Prepaid expenses and other	16,617	15,198
Total current assets	88,105	97,443
Investments	16,308	16,510
Property, plant and equipment, net	1,711,144	1,601,609
Goodwill	67,538	67,538
Intangible assets, net	88,173	89,353
Operating lease right-of-use assets	19,016	19,657
Deferred charges and other assets	18,965	18,652
Total assets	$2,009,249	$1,910,762
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,219	$61,355
Advanced billings and customer deposits	18,469	16,909
Accrued compensation	16,816	13,334
Current operating lease liabilities	2,646	2,819
Accrued liabilities and other	17,164	14,079
Total current liabilities	123,314	108,496
Long-term debt, net of unamortized loan fees	747,091	628,237
Other long-term liabilities:
Deferred income taxes	147,921	157,618
Benefit plan obligations	4,439	4,150
Non-current operating lease liabilities	10,143	10,632
Other liabilities	32,367	32,340
Total other long-term liabilities	194,870	204,740
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	93,321	88,506
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 55,365 and 54,899 issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid in capital	164,531	157,216
Retained earnings	686,122	723,567
Total shareholders’ equity	850,653	880,783
Total liabilities, temporary equity and shareholders’ equity	$2,009,249	$1,910,762

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(32,630)	$(27,570)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	98,062	97,611
Amortization of intangible assets	1,215	1,442
Stock-based compensation expense, net of amount capitalized	8,427	7,970
Deferred income taxes	(9,697)	(7,103)
Provision for credit losses	1,402	1,481
Other, net	2,905	(97)
Changes in assets and liabilities:
Accounts receivable	(1,443)	2,234
Current income taxes	(903)	187
Operating lease assets and liabilities, net	(119)	(513)
Other assets	(1,329)	(3,176)
Accounts payable	3,288	1,462
Other deferrals and accruals	7,467	531
Net cash provided by operating activities - continuing operations	76,645	74,459
Net cash used in operating activities - discontinued operations	—	(2,251)
Net cash provided by operating activities	76,645	72,208

Cash flows from investing activities:
Capital expenditures	(215,014)	(251,546)
Government grants received	22,109	39,884
Proceeds from escrow related to business acquisition	—	6,471
Cash disbursed for acquisitions, net of cash acquired	—	(5,000)
Proceeds from sale of assets and other	783	276
Net cash used in investing activities	(192,122)	(209,915)

Cash flows from financing activities:
Proceeds from credit facility borrowings	144,500	125,000
Principal payments on long-term debt	(27,000)	(7,607)
Payments for debt issuance and amendment costs	(429)	(951)
Taxes paid for equity award issuances	(1,804)	(1,035)
Payments for financing arrangements and other	(2,338)	(1,351)
Net cash provided by financing activities	112,929	114,056
Net decrease in cash and cash equivalents	(2,548)	(23,651)
Cash, cash equivalents, and restricted cash, beginning of period	48,204	46,272
Cash, cash equivalents, and restricted cash, end of period	$45,656	$22,621

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(27,063)	$(16,272)
Income taxes paid	$(903)	$(1,955)

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of Net loss, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net loss	$(9,180)	$(9,390)	$(32,630)	$(27,570)
Depreciation and amortization	33,687	34,492	99,277	99,053
Interest expense	10,497	6,789	29,628	17,684
Other income, net	(246)	(1,589)	(763)	(5,337)
Income tax benefit	(3,048)	(2,974)	(9,697)	(7,141)
Stock-based compensation	1,326	2,066	8,427	7,970
Restructuring, integration and acquisition	152	293	2,726	1,009
Adjusted EBITDA	$33,188	$29,687	$96,968	$85,668

Adjusted EBITDA margin	35%	33%	35%	32%

Supplemental Information

Operating Statistics

	Three Months Ended September 30,
	2026	2025
Homes and businesses passed (1)
Incumbent Broadband Markets	254,019	248,002
Glo Fiber Expansion Markets	500,584	400,323
Total homes and businesses passed	754,603	648,325

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Incumbent Broadband Markets	110,032	111,900
Glo Fiber Expansion Markets	108,787	82,662
Broadband Data	218,819	194,562
Video	34,325	36,601
Voice	27,350	26,477
Total Residential & SMB RGUs (excludes RLEC)	280,494	257,640

Residential & SMB Penetration (2)
Incumbent Broadband Markets	43.3%	45.1%
Glo Fiber Expansion Markets	21.7%	20.6%
Broadband Data	29.0%	30.0%
Video	4.5%	5.6%
Voice	3.8%	4.4%

Fiber route miles	20,085	18,077
Total fiber miles (3)	2,133,729	1,957,272

______________________________________________________
(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Residential & SMB ARPU
	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except ARPU)	2026	2025	2026	2025
Residential & SMB Revenue:
Incumbent Broadband Markets	$26,413	$27,635	$80,841	$83,360
Glo Fiber Expansion Markets	23,884	18,325	67,237	51,009
Broadband Data	50,297	45,960	148,078	134,369
Video	13,387	13,947	41,093	42,901
Voice	2,597	2,573	7,815	7,689
Other	988	760	2,825	2,717
Total Residential & SMB Revenue	$67,269	$63,240	$199,811	$187,676

Average RGUs:
Incumbent Broadband Markets	110,280	111,865	110,987	111,724
Glo Fiber Expansion Markets	104,802	79,530	97,558	73,637
Broadband Data	215,082	191,395	208,545	185,361
Video	34,631	37,080	34,807	38,137
Voice	27,162	26,292	26,963	26,077

ARPU: (1)
Incumbent Broadband Markets	$79.84	$82.34	$80.93	$82.90
Glo Fiber Expansion Markets	$75.96	$76.81	$76.58	$76.97
Broadband Data	$77.95	$80.03	$78.89	$80.55
Video	$128.85	$125.38	$131.18	$124.99
Voice	$31.87	$32.62	$32.20	$32.76

______________________________________________________
(1)   Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / number of months

1 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
2 Glo Fiber Expansion Markets consists of fiber to the home (“FTTH”) passings in greenfield expansion markets.
3 Incumbent Broadband Markets consists of incumbent cable markets and incumbent telephone markets with FTTH passings.